Exhibit 99.1

George Paletta, Jr., MD, MBA, Internationally Acclaimed Entrepreneur, Investor and Surgeon, Elected to Longeveron® Board of Directors

MIAMI, October 1, 2025 -- Longeveron Inc. (NASDAQ: LGVN), a clinical stage biotechnology company developing cellular therapies for life-threatening, rare pediatric and chronic aging-related conditions, today announced that George Paletta, Jr., MD, MBA, has been elected to the Longeveron Board of Directors. Dr. Paletta is a nationally and internationally recognized orthopedic surgeon and the head team doctor for the St. Louis Cardinals. Dr. Paletta is a developer of ambulatory surgical centers (ASCs), and has participated in the selling of two ASCs with deal values totaling almost $1 billion.

“I am delighted to welcome George, and his tremendous experience as a physician, inventor, entrepreneur, and investor, to the Board of Directors,” said Joshua Hare, Co-founder, Chief Science Officer and Executive Chairman of the Board at Longeveron. “His broad experience across multiple business areas will bring significant value to Longeveron as we continue to advance our stem cell therapies addressing life threatening conditions in the most vulnerable populations - children and the elderly. With our expanding stem cell therapy pipeline, including our fully enrolled pivotal clinical trial in HLHS with data anticipated in 2026, this is an incredibly exciting period for Longeveron, our patients and our shareholders. I look forward to collaborating with George to advance these important stem cell programs.”

“I am excited to join the Longeveron Board at this transformational period for the Company,” said Dr. Paletta. “Both stem cell research and Longeveron have come a long way since the Company’s founding. As a physician, I see tremendous potential for stem cell therapy to bring new treatment options to patients suffering from rare pediatric and chronic aging-related conditions. As an entrepreneur, I see incredible opportunity for Longeveron to be a leader in commercializing stem cell therapies, for the benefit of healthcare in general, patients and shareholders.”

Dr. Paletta holds multiple patents, in both orthopedic and cardiovascular arenas. He led the founding and development of Preston Worldwide, a medical device company built around the sling and pillow technology. He has been a frequent early phase investor in multiple start-up ventures across a wide range of industries and technologies, serving in both formal and informal advisory roles.

Dr. Paletta received his Bachelor of Arts in Chemistry from the College of Holy Cross and his Doctor of Medicine from the Johns Hopkins University School of Medicine. His orthopedic residency was completed at the world-renowned Hospital for Special Surgery in New York City. His training included 3 post-graduate fellowships at Hospital for Special Surgery, The Cleveland Clinic and Children’s Hospital of Michigan. His professional career has included both academic and private practice at Hospital for Special Surgery, Washington University School of Medicine Department of Orthopedic Surgery and, most recently, The Orthopedic Center of St. Louis. He completed his MBA from the Olin School of Business at Washington University in St Louis.

About Longeveron Inc.

Longeveron is a clinical stage biotechnology company developing regenerative medicines to address unmet medical needs. The Company’s lead investigational product is laromestrocel (Lomecel-B™), an allogeneic mesenchymal stem cell (MSC) therapy product isolated from the bone marrow of young, healthy adult donors. Laromestrocel has multiple potential mechanisms of action encompassing pro-vascular, pro-regenerative, anti-inflammatory, and tissue repair and healing effects with broad potential applications across a spectrum of disease areas. Longeveron is currently pursuing four pipeline indications: hypoplastic left heart syndrome (HLHS), Alzheimer’s disease, Pediatric Dilated Cardiomyopathy (DCM) and Aging-related Frailty. Laromestrocel development programs have received five distinct and important FDA designations: for the HLHS program - Orphan Drug designation, Fast Track designation, and Rare Pediatric Disease designation; and, for the AD program - Regenerative Medicine Advanced Therapy (RMAT) designation and Fast Track designation. For more information, visit www.longeveron.com or follow Longeveron on LinkedIn, X, and Instagram.

Investor Contact:

Derek Cole

Investor Relations Advisory Solutions

derek.cole@iradvisory.com